Exhibit 99.1

KINGOLD JEWELRY SELLS JEWELRY PARK FOR APPROXIMATELY $171 MILLION

Company will Focus on Expansion of its Core Jewelry Business;

Will Relocate Its Headquarters to the Jewelry Park

WUHAN CITY, China, July 29, 2016 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold”), the controlled subsidiary of the Company, has sold all of its interest in the Shanghai Creative Industry Park, or the Kingold Jewelry Cultural Industry Park (the “Jewelry Park”) to Wuhan Lianfuda Investment Management Co., Ltd. (“Wuhan Lianfuda”) for RMB 1.14 billion (approximately US $171 million). In connection with the sale, Kingold leased space in the Jewelry Park for its new headquarters for an annual rent of RMB 1,718,400 (approximately US $256,800).

Wuhan Lianfuda has paid Wuhan Kingold the total consideration of RMB 1.14 billion (approximately US $171 million), pursuant to a contract to transfer the contractual rights and obligations (the “Transfer Contract”) entered between Wuhan Kingold and Wuhan Lianfuda. In addition, Kingold transfers and Wuhan Lianfuda receives, all the rights and obligations in an acquisition agreement (the “Acquisition Agreement”) signed among Kingold, Wuhan Wansheng and Wuhan Huayuan Science and Technology Development Limited Company (“Wuhan Huayuan”) on October 23, 2013, including 60% stock rights of Wuhan Huayuan. Wuhan Lianfuda will undertake the remaining payment obligation of RMB 360 million (approximately US $54 million) stipulated in the Acquisition Agreement. According to an evaluation report issued by an independent evaluation agency, the evaluated value of the Jewelry Park on June 18, 2016 was approximately RMB 1.48 billion (approximately US $221 million).

Background on Development of the Jewelry Park

On October 29, 2013, the Company filed a current report on Form 8-K disclosing the Acquisition Agreement. Pursuant to the Acquisition Agreement as amended, the Company acquired the operating rights for 66,667 square meters (approximately 717,598 square feet, or 16.5 acres) of industrial land for use in the development of the Jewelry Park for approximately RMB 1.0 billion (approximately US $150 million) from Wuhan Wansheng, and authorized Wuhan Wansheng, as an agent, to complete construction of the Jewelry Park. Upon completion of the whole project, the Company would have 100% ownership of the properties situated on the land.

Before the Transfer Contract was signed, the project was in the process of final inspection, acceptance and filing for the record. The Company had paid RMB 640 million (approximately US $96 million) for the share acquisition fees and the construction fees to Wuhan Wansheng and Wuhan Wansheng had transferred 60% of the stock rights of Wuhan Huayuan to the Company. Wuhan Wansheng and Wuhan Huayuan issued the consent of Jewelry Park transfer to the Company on the day when the Transfer Contract was signed.

Kingold Jewelry, Inc.	Page 2
July 29, 2016

Relocation of Kingold’s Headquarters

On June 27, 2016, The Company signed two leases with Wuhan Huayuan to rent certain space at the Jewelry Park as its new headquarter office and store:

i)	The Company’s office located in Floor 10, Tower A, Building 7 of the Jewelry Park with 1,200 square meters
ii)	The Company’s store will be located in No. 6 store, Building 1 of the Jewelry Park with 340 square meters

The aggregate monthly rent is RMB 143,200 (approximately US $21,400) and the aggregate yearly rent is RMB 1,718,400 (approximately US $256,800). The Company will relocate its corporate offices to the Jewelry Park in August 2016, and plans to move the store to the Jewelry Park in October 2016. The Company’s current headquarters will be used as a factory.

Management Commentary

Mr. Zhihong Jia, Chairman and CEO of the Company, commented, “We were pleased to complete a transaction that provides Kingold with a positive return on investment on our development in the Jewelry Park. Ultimately, our management team decided that it was in the best interest of our Company to focus our capital and personal resources towards expanding our core jewelry design and manufacturing business. We expect to utilize the proceeds to continue to grow both within China and internationally. We also will be pleased to work with Wuhan Lianfuda as the Jewelry Park develops into what our Company envisioned, a robust market serving as a bridge between upstream and downstream companies within the jewelry industry, and we are excited to be part of this ongoing collective market activity.”

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include statements regarding Kingold’s outlook with respect to its 2016 outlook for gold processing, its expectations with respect to completion of construction of the Jewelry Park and planned grand opening, as well as its ability to engage in presales and finance the remaining construction. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Senior Associate
Phone: +86-10-6587-6435
kyao@equityny.com